UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

DGT Holdings Corp.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John J. Quicke

On October 8, 2012, John J. Quicke resigned from his positions as a member of the Board of Directors (the “Board”) of DGT Holdings Corp. (the “Company”) and as the Company’s Chief Executive Officer and President, effective October 8, 2012.  Mr. Quicke informed the Company that his resignation was not the result of any disagreement with the Company on any matter.

Resignation of Mark A. Zorko

On October 8, 2012, Mark A Zorko resigned from his positions as Chief Financial Officer and Secretary of the Company, effective October 8, 2012.  Mr. Zorko informed the Company that his resignation was not the result of any disagreement with the Company on any matter.

Appointment of Terry Gibson

On October 8, 2012, the Board appointed Terry Gibson to the Board to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.  The Board also appointed Mr. Gibson to serve as the Company’s Chief Executive Officer, Chief Financial Officer and President.  At this time, Mr. Gibson is not expected to be appointed to any committees of the Board.

Mr. Gibson, age 58, has served as a Managing Director of SP Corporate Services, LLC (“SP Corporate Services”), a provider of executive and corporate management services, since July 2007.  Mr. Gibson has been a director and Chief Executive Officer of CoSine Communications, Inc., a company in the business of seeking to acquire one or more business operations, since January 16, 2005, as Executive Vice President and Chief Financial Officer since January 2002 and as Secretary since September 23, 2004.  Mr. Gibson was appointed as President, Chief Executive Officer and Chief Financial Officer of Ore Holdings, Inc. in October 2010.  He served as President and Chief Executive Officer of BNS Holding, Inc. since May 2010 and as Chief Financial Officer of BNS Holding, Inc. from July 2007 through its liquidation in June 2012.  Mr. Gibson served as Chief Financial Officer of Calient Networks, Inc. from May 2000 through December 2001.  He served as Chief Financial Officer of Ramp Networks, Inc. from March 1999 to May 2000 and as Chief Financial Officer of GaSonics, International from June 1996 through March 1999.  He also served as Vice President and Corporate Controller of Lam Research Corporation from February 1991 through June 1996.  Mr. Gibson holds a B.S. in Accounting from the University of Santa Clara. Mr. Gibson brings to the Board significant managerial expertise and experience, having provided senior executive services to a wide range of companies.

Mr. Gibson is not a party to an employment agreement with the Company.  The Company anticipates that the Management Services Agreement, effective as of September 1, 2009, as amended on October 1, 2011 (the “Services Agreement”) between the Company and SP Corporate Services will be amended to provide for the provision of Mr. Gibson’s services to the Company.  The Services Agreement currently provides that the Company pays SP Corporate Services $48,000 per month as consideration for Mr. Quicke’s and Mr. Zorko’s services.  Additionally, pursuant to the Services Agreement the Company agreed to reimburse SP Corporate Services, Mr. Quicke and Mr. Zorko for certain expenses, including but not limited to reasonable and necessary business expenses incurred on behalf of the Company.

Mr. Gibson is a Managing Director of SP Corporate Services, an affiliate of Steel Partners Holdings L.P. (“Steel Holdings”).  Steel Holdings reported in a Schedule 13D with respect to its investment in the Company, originally filed with the SEC on September 26, 2002 and subsequently amended, most recently on September 28, 2012, that it beneficially owns approximately 58.1% of the Company’s outstanding common stock.  In satisfaction of the disclosure required by Item 404(a) of Regulation S-K, the Company incorporates by reference additional information regarding certain transactions described in the section entitled “Transactions with Related Persons” of Item 13 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 21, 2012.

There is no arrangement or understanding with any person pursuant to which Mr. Gibson was appointed as a director.

There are no family relationships between Mr. Gibson and any director or executive officer of the Company.

Acceleration of Vesting of Stock Options and Restricted Stock

On October 8, 2012, the Board approved the acceleration of vesting of any unvested shares of the Company’s common stock and any unvested options to purchase shares of the Company’s common stock held by Mr. Quicke, Mr. Zorko and the members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGT HOLDINGS CORP.
(Registrant)

Date: October 11, 2012	By:	/s/ Terry Gibson
Terry Gibson President, Chief Executive Officer and Chief Financial Officer